For:	Alamo Group Inc.

Contact:	Dan E. Malone
Executive Vice President & CFO
830-372-9581

Financial Relations Board
Marilynn Meek
212-827-3773

ALAMO GROUP INC. HIGHLIGHTS OPERATIONAL STATUS

SEGUIN, Texas, March 26, 2020 -- Alamo Group Inc. (NYSE: ALG) today announced that several of its manufacturing operations are either temporarily closed or reducing their level of production due to repercussions from the COVID-19 pandemic. Most of the Company’s products have been deemed essential in the various jurisdictions where the Company operates, so while many of the Company’s facilities continue to operate with minimal disruption, several locations are operating at reduced capacity or are temporarily closed due to a combination of health concerns, government directives, supply chain disruptions and customer restrictions.

Previously, the Company announced the temporary closure of its facilities in France, and while those facilities remain closed, they are working on plans to resume limited production in the second half of April. Additionally, Alamo’s two UK facilities will be temporarily closing this week, but like our French operations, expect to be operational by the second half of April or as of such time as the impacts of coronavirus are mitigated. In North America, the Company’s Super Products Plant near Milwaukee also closed temporarily on Monday, but is expected to reopen in a few days, and several of our other operations are furloughing some of their workforce temporarily due to the factors listed above. Plus, all of the Company’s plants are experiencing somewhat higher levels of employee absences, as some employees are self-quarantining, others are staying home to care for children out of school and still others are out for normal reasons of absence. It should also be noted that the Company has approximately 500 employees working remotely and that number is growing daily as conditions allow.

Despite the above challenges, Alamo Group continues to conduct business and meet most customer requirements in a timely fashion. Even the Company’s operations that are temporarily closed have the capability to meet the most urgent needs of our customers.

All in all, Alamo continues to function, albeit at a reduced level. In doing so, we are committed to the safety and wellbeing of our employees and continue to ensure our facilities follow all the recommended standards for safety and hygiene. At the same time, we will continue to support the needs of our customers to the extent we are capable.

We appreciate that this is a difficult situation for all concerned and want to thank everyone for their understanding and support. We also wish everyone well in these uncertain times.

About Alamo Group

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for infrastructure maintenance, agriculture and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements, forestry equipment and related after-market parts and services. The Company, founded in 1969, has approximately 4,270 employees and operates 30 plants in North America, Europe, Australia and Brazil as of December 31, 2019. The corporate offices of Alamo Group Inc. are located in Seguin, Texas.

Forward Looking Statements

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, disease outbreaks such as COVID-19 and the impacts stemming from any such outbreaks including supply chain disruptions, operational disruptions, full or partial facility closures, and other similar impacts, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.